EXHIBIT 10.1

MUTUAL RELEASE AND HOLD HARMLESS AGREEMENT

The undersigned, representing GTREX Capital, Inc., its subsidiaries, officers, directors, assigns, and successors (collectively “GTREX”), and Christopher Berlandier, his assigns, heirs and agents (collectively “Berlandier”), hereby execute this mutual general release of all claims and hold harmless agreement (“Agreement”).

Both GTREX and Berlandier recognize all history between both parties to this Agreement and waive a recitation of such history and any claims, liabilities, agreements or other obligations, verbal or written, of or against either party, herein.

Agreement of GTREX

GTREX hereby agrees to release Berlandier from any and all claims it may have against Berlandier, including any liabilities owed by Berlandier to GTREX, claims for services, damages, civil penalties, etc.  GTREX further agrees to hold Berlandier harmless with regard as to any and all actions on his behalf as they pertain to his association with GTREX and shall not seek any legal action, civil or otherwise against Berlandier for any claims or actions pertaining to Berlandier’s association with GTREX.

Further, GTREX agrees as follows:

1)

Berlandier will enter into a consulting agreement with GTREX and Global Travel Exchange  (GTE) under which he agrees to assist management with the further development of the GTE software and business development.  The consulting agreement shall include an initial retainer of $3,000  and shall be for a period not less than 12 months.  Berlandier shall be paid $150/hour for all work performed for GTE.  Berlandier shall be responsible for providing monthly invoices for time and materials.  GTE agrees to pay invoices on a net 15 day basis.

2)

In addition, Berlandier shall receive 4 million shares of GTE common stock that will be paid out immediately upon the execution of this Agreement and receive a first right of refusal option for six months on any transaction that would involve the sale of more than 50% of the ownership of GTE.

3)

Berlandier shall receive, as a settlement of all claims against GTREX, 100% of the stock ownership of Global Financial Exchange (GFE).  As part of this transaction, GFE shall enter into a service contract with GTE wherein GFE agrees to process all travel-related transactions through the GTE network and GTE agrees to charge GFE at a discount of 20% off prevailing market rates for a period of five years.

4)

GTREX agrees to pay $75,000 of Berlandier’s historical expenses, which are to be paid in twelve monthly payments of $6,250, due on the first day of the month. The unpaid balance shall not accrue interest . GTREX shall be allowed a grace period until the 5th day of every month; however, if payment is not received by the 5th day, the entire balance due shall be deemed in default and the payment of such balance shall be immediately accelerated and due ten (10) days from the date of default.

5)

Berlandier shall retain all personal items purchased for him by the Company including equipment, personal computer, etc.; however, all relevant corporate files shall be copied and delivered to GTREX.

Agreement of Berlandier

Berlandier hereby agrees to release GTREX from any and all claims he may have against GTREX, including any liabilities owed by GTREX to Berlandier, claims for services, back pay, notes, damages, civil penalties, etc.  Berlandier further agrees to hold GTREX harmless with regard to any and all actions on its behalf as they pertain to its association with Berlandier and Berlandier shall not seek any legal action, civil or otherwise against GTREX for any claims pertaining to Berlandier’s association with GTREX.

Further, Berlandier agrees as follows:

1)

Berlandier will immediately resign as CEO and Chairman of GTE.

2)

Berlandier will immediately resign as a Director of GTREX.

3)

Berlandier will provide, communicate and disseminate all necessary and pertinent information for the ongoing management and operation of GTE and GTREX.  This shall include all relevant pass codes, server information, programming flow charts, program codes, etc.

4)

Berlandier will assist GTREX with obtaining the remaining closing documents from the Global Travel Partner’s transaction.

5)

Berlandier will make himself available under the consulting agreement to assist GTE with operational matters.

Total Agreement, Survivability

This Agreement supercedes any and all other agreements between the parties hereto, both written and oral, and constitutes the entire agreement between the parties.

This Agreement shall survive the death or incapacity of either party and shall be applicable to the heirs, assigns, transferees, successors, subsidiaries and affiliates of both parties.

Agreed this 3rd day of August, 2006.

For GTREX:	For Berlandier:
/s/ Gary Nerison By: Gary Nerison Its: Chief Executive Officer	/s/ Christopher Berlandier By: Christopher Berlandier